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EXHIBIT 10.43

CONSULTING AGREEMENT

    THIS CONSULTING AGREEMENT (the "Agreement") is entered into this      day of      2001, by and between ValueClick, Inc., a Delaware corporation (the "Company"), and Gregory R. Raifman, an individual ("Consultant").

RECITALS

    A.  The Company is in the business of providing (i) performance-based Internet advertising solutions for advertisers and Web site publishers using cost-per-click, cost per impression, cost-per-action and cost-per-lead pricing models; (ii) third-party ad serving and outbound email delivery solutions for online advertisers currently marketed under the "MOJO" brand name and (iii) certain software modules used in the production, trafficking, buying, archiving and financial planning and billing of offline media currently marketed under the "AdWare" brand name (the "Business").

    B.  The Company desires to engage Consultant, as an independent contractor, to perform the services described in this Agreement and Consultant desires to perform such services for the Company, in accordance with the terms and conditions set forth in this Agreement. This Agreement is not an employment agreement, nor does there exist any intent between the Consultant and Company to create an employment relationship.

AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

    1.  Consulting Services.

      (a)  Duties.  Consultant agrees to render consulting services ("Consulting Services") to the Company for the term of this Agreement, devoting his best efforts to promote the Company's business interests. Consultant's duties and obligations shall include, without limitation, advising the Company with respect to corporate development, strategic alliances and other strategic transactions, and such other duties as the Company may from time to time prescribe. Consultant shall report directly to the Company's Chief Executive Officer, and shall perform those projects and tasks requested by the Company's Chief Executive Officer. Consultant shall utilize due diligence and the highest professional standards of practice in performing his services for the Company. Consultant shall comply with all applicable laws and the Company's policies and rules, as they may be in effect from time to time, during the term of this Agreement.

      (b)  Limited Exclusivity.  During the term of this Agreement, Consultant agrees to devote such time as is necessary to render the Consulting Services, but in no event shall such time be less than 20% or more than 80% of his professional time.

    2.  Term.  This Agreement is effective as of the date first set forth above and shall terminate on the first anniversary hereof unless earlier terminated pursuant to Section 11 below (the "Consulting Period"). Any contrary representations, which may have been made to Consultant, shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Consultant and the Company on the nature of Consultant's services to be provided to the Company, which may only be changed in an express written agreement signed by Consultant and a duly authorized officer of the Company.

    3.  Fees and Expenses.

      (a)  Fee.  The Company shall pay Consultant, as compensation for his services, an annual consulting fee of $250,000 (the "Consulting Fee"), payable monthly by wire transfer or automatic deposit on the last business day of each month during the Consulting Period.

      (b)  Expenses.  The Company shall reimburse Consultant for reasonable costs and expenses incurred by Consultant in providing the Consulting Services, in accordance with the Company's expense reimbursement guidelines.

    4.  Non-Disclosure; Proprietary Information.  As a condition of this Agreement, Consultant will execute the Company's standard Proprietary Information Agreement, a copy of which is attached hereto as Exhibit A.

    5.  Conflict of Interest.  It is important that the Consultant avoid conflicts of interest. A typical conflict of interest is a situation where a Consultant's private interest interferes with his/her loyalty or responsibilities to the Company or raises question about such interference. In the course of performing any consulting services, if the Consultant is in a situation that may possibly represent a conflict of interest with respect to the Company, the Consultant should immediately divulge such potential conflict to the Chief Executive Officer or Board of Directors of the Company.

    6.  Non-Competition.  During the Consulting Period, Consultant shall not without the express prior written consent of the Company, directly or indirectly, engage in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or render any services or provide any advice to any business, activity, person or entity (other than the Company) involving (i) the Business, or (ii) the Company, provided that this restriction shall not prohibit Consultant from owning any publicly traded stock that constitutes not more than 1% of the outstanding capital stock of the issuer.

    7.  Non-Solicitation.  Consultant agrees that during the Consulting Period and for a one (1) year period after termination of this Agreement, Consultant will not: (i) directly or cause others to solicit, induce, encourage or attempt to solicit or induce any Company employee to discontinue his or her employment with the Company; (ii) usurp any opportunity of the Company that Consultant becomes aware of during the Consulting Period or which is made available to Consultant on the basis of Consultant's relationship with the Company; (iii) directly or cause others to solicit or divert or attempt to solicit or divert away from the Company any business or clients or customers of the Company (collectively "Client"); or (iv) directly or cause others to induce or encourage or attempt to induce or encourage Clients, suppliers, agents or other persons under contract or otherwise associated or doing business with the Company to reduce or adversely alter any such association or business with the Company. "Client" shall be defined as any individual or entity for whom the Company has performed services during the six (6) month period prior to the termination of this Agreement.

    8.  Independent Contractor.

    (a) Consultant shall act in the capacity of an independent contractor with respect to the Company, and not as an employee or authorized agent of the Company. Consultant shall not have any authority to enter into contracts or binding commitments in the name or on behalf of the Company. Consultant will not use of the Company's logo or marks without prior written approval, and then such use shall be only for the benefit of the Company and at the direction of the Company. Consultant shall not be, nor represent himself as being, an agent of the Company, and shall not be, nor represent himself or herself as being authorized to bind the Company.

    (b) Consultant agrees, acknowledges and understands that he shall not have the status of an employee of the Company and shall not participate in any employee benefit plans or group insurance plans or programs (including, but not limited to salary, bonus or incentive plans, stock option or purchase plans, or plans pertaining to retirement, deferred savings, disability, medical or dental), even if he is considered eligible to participate pursuant to the terms of such plans. In addition, Consultant understands and agrees that consistent with his independent contractor status, he will not apply for any government-sponsored benefits intended only for employees, including, but not limited to, unemployment benefits.

    (c) Consultant understands and agrees that he shall not participate in any plans, arrangements, or distributions by the Company pertaining to or in connection with any pension, stock, bonus, profit-sharing, or other similar benefit program the Company may have for its employees, regardless of whether Consultant is classified as an employee for any other purpose or is otherwise eligible to participate in such plans. Consultant's exclusion from benefit programs maintained by the Company is a material component of the terms of compensation negotiated by the parties and is not premised on Consultant's status as a non-employee with respect to the Company. To the extent that Consultant may become eligible for any benefit programs maintained by the Company (regardless of timing or reason for eligibility), Consultant hereby waives his right to participate in the programs. Consultant's waiver is not conditioned on any representation or assumption concerning Consultant's legal status as a contractor or employee.

    (d) The Company shall issue Form 1099 records for its payments to Consultant made pursuant to this Agreement. Because Consultant is an independent contractor, he is solely responsible for all taxes, withholdings, and other similar statutory obligations, including, but not limited to, Workers' Compensation Insurance; and Consultant agrees to defend, indemnify and hold Company harmless from any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations. Consultant warrants that he has sought and obtained independent advice regarding the tax consequences of the payments made pursuant to this Agreement.

    9.  Consultant's Representations.  Consultant agrees, represents and warrants that:

    (a) Consultant's performance of the Consulting Services or of any term of this Agreement will not breach any agreement or understanding that Consultant has with any other person or entity and that there is no other contract or duty now in existence inconsistent with the terms of this Agreement;

    (b) During the Consulting Period, Consultant shall not be bound by any agreement, nor assume any obligation, which would in any way conflict with or be inconsistent with the Consulting Services to be performed by Consultant under this Agreement;

    (c) In performing the Consulting Services, Consultant will not use any confidential or proprietary information of any other person or entity or infringe the intellectual property rights (including, without limitation, patent, copyright, trademark or trade secret rights) of any other person or entity nor will Consultant disclose to the Company, or bring onto the Company's premises, or induce the Company to use any confidential information of any person or entity other than the Company or Consultant;

    (d) During the Consulting Period, Consultant will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Consultant represents and warrants that Consultant has returned all property and confidential information belonging to all prior entities for whom Consultant has provided services, including, without limitation, all files, records, documents, laboratory notebooks, drawings, prototypes, plans, specifications, computer disks, sources codes, manuals, books, forms, receipts, notes, reports, memoranda, studies, data, calculations, recordings, catalogues, compilations of information, correspondence, and all copies, abstracts, and summaries of the foregoing, instruments, tools, and equipment, and all other physical items related to the business of the prior entities. Consultant further represents and warrants that Consultant's performance of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to or concurrent with this Agreement with the Company. Consultant has not entered into, and agrees not to enter into, any oral or written agreement in conflict with this one; and

    (e) Consultant will abide by all applicable laws and the Company's safety rules in the course of performing the Consulting Services.

    10.  Indemnification.  Consultant will defend, indemnify and hold the Company harmless against any and all losses, liabilities, damages, claims, demands, suits, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) ("Losses") arising or resulting, directly or indirectly, from (i) Consultant's breach of Section 9 above, (ii) infringement by Consultant's performance of the Consulting Services of any third party intellectual property rights or (c) any failure (alleged or actual) by Consultant to satisfy any of his tax or withholding obligations. The Company will defend, indemnify and hold the Consultant harmless against any and all Losses arising or resulting, directly or indirectly, from Consultant's services performed within the scope and ordinary course of the relationship between Consultant and the Company created by this Agreement except to the extent that such Losses are a result of Consultant's willful misconduct or gross negligence. The provision of this Section 10 shall not be applicable to Consultant's services as a director of the Company.

    11.  Termination.

    (a) This Agreement may be terminated at any time upon the mutual written consent of the Company and Consultant.

    (b) This Agreement shall terminate automatically in the event of Consultant's death or Disability (as defined below).

    (c) This Agreement may be terminated at any time by the Consultant upon thirty (30) days' prior written notice to the Company.

    (d) This Agreement may be terminated by the Company upon thirty (30) days' prior written notice to Consultant of his material breach of this Agreement; provided, however, that if such material breach is capable of being cured, this Agreement shall not terminate if Consultant cures such breach within thirty (30) days of receiving such notice.

    (e) In the event of termination, the Company shall promptly pay Consultant any consulting fees earned but unpaid before termination, as well as expenses reasonably incurred by Consultant prior to termination, so long as Consultant submits appropriate expense reimbursement requests within thirty days following the date of the termination notice.

    For purposes of this Section 11, "Disability" shall mean Consultant's inability, by reason of any physical or mental injury or illness, to perform the consulting services hereunder for a period in excess of ninety (90) consecutive days. In such event, this Agreement shall be terminated on the last day of such ninety (90) day period.

    12.  Limitation of Liability.  THE COMPANY SHALL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, ANY LOSS OF REVENUES OR PROFITS.

    13.  Miscellaneous Provisions.

      (a)  Entire Agreement.  No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement. This Agreement and the Proprietary Information Agreement contain the entire understanding of the parties with respect to the subject matter hereof. This Agreement can only be modified by a subsequent written agreement executed by both parties hereto.

    (b) All notices hereunder shall be in writing and shall be delivered in person or by registered or certified mail, return receipt requested, or sent by a nationally recognized overnight delivery service or by facsimile to the applicable party at its address set forth below (or at such different address as may be designated by such party by written notice to the other party). All notices by mail shall be deemed delivered upon receipt.

    To Company:
    ValueClick, Inc. 4360 Park Terrace Drive, Suite 100
    Westlake Village, California 91361
    Telephone: (818) 575-4500
    Facsimile: (818) 575-4503
    Attn: Corporate Secretary

    To Consultant:
    Gregory R. Raifman
    268 LaSalle Avenue
    Piedmont, California 94610
    Telephone: (510) 451-2225
    Facsimile: (510) 451-2226

      (c)  Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Consultant and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

      (d)  Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to conflict of laws provisions thereof.

      (e)  Severability.  The parties agree that if one or more provisions of this Agreement are held to be illegal or unenforceable, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required and the balance of the Agreement shall be interpreted as if such portion(s) were so limited or excluded and shall be enforceable in accordance with its terms.

      (f)  No Assignment.  This Agreement and all rights and obligations of Consultant hereunder are personal to Consultant and may not be transferred or assigned by Consultant at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

      (g)  Arbitration.  Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Los Angeles, California in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The Consultant and the Company shall split the cost of the arbitration filing and hearing fees and the cost of the arbitrator. Each party shall bear its own attorney fees, unless otherwise determined by the arbitrator. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Subsection 13(g) shall not apply to any dispute or claim relating to the Proprietary Information Agreement.

      (h)  Headings.  The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

      (i)  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      (j)  Survival.  Notwithstanding anything contrary in this Agreement, Consultant agrees that all obligations under Sections 4-10 and 13(g) of this Agreement shall continue in effect after termination of this Agreement.

  [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, this Consulting Agreement is entered into on the date first set forth above.

    CONSULTANT HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON CONSULTANT WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO CONSULTANT TO INDUCE CONSULTANT TO SIGN THIS AGREEMENT. CONSULTANT SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY.

ACCEPTED AND AGREED TO:

ValueClick, Inc. / "Company"	Gregory R. Raifman / "Consultant"

By:

Name:	Name:

Title:

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  EXHIBIT 10.43
CONSULTING AGREEMENT
RECITALS
AGREEMENT